PRESS RELEASE

Plantronics Reports Record Revenues and Earnings for the First Quarter of Fiscal Year 2005
FOR INFORMATION, CONTACT: Debbie Peterson Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE July 20, 2004

SANTA CRUZ, CA. – July 20, 2004 - Plantronics, Inc., (NYSE: PLT) today announced record financial results for its first quarter of fiscal year 2005. First quarter revenues increased approximately 42% to $131.4 million to a new quarterly record, in comparison to $92.8 million in the first quarter of fiscal 2004. Operating income increased to $30.7 million from $15.7 million, net income increased to $22.3 million from $11.3 million, and diluted earnings per share improved to $0.44 from $0.25, in each case from the year-earlier quarter.

Ken Kannappan, President and Chief Executive Officer, noted, "We are excited about the growing adoption of Plantronics headsets by people for use in all aspects of their lives which is apparent in our financial performance. The opportunity for wireless freedom resonates with people and we remain focused on delivering that promise. I’m also happy to report that sales of contact center headsets appeared to strengthen as evidenced by sales of our recently introduced SupraPlus™ telephone headset family.”

Our results were above the guidance provided on April 27th, which called for revenues of $120 to $125 million, and earnings per share of $0.37 to $0.41, principally due to revenues from mobile headsets increasing more than we expected, coming in at $34.5 million for the quarter compared to $25.9 million in the March quarter and $18.5 million in the year-earlier quarter. Mobile headset revenues were stronger than we anticipated as a result of U.S. carrier market share in corded headsets for bundles maintaining levels that we continue to believe are unsustainably high and which, in fact, we expect will correct to a more normal level in the September quarter.

“Revenues from our Office and Contact Center products were $82.8 million, up 33% vs. the year-earlier quarter and up approximately 2%, or $2 million, sequentially,” noted Kannappan. In comparison to the year-earlier quarter, the growth resulted primarily from the adoption of our wireless headsets for business professionals as well as continuing evidence of some rebound in revenues of contact center products. First quarter revenues from wireless headsets for the office, namely the CS50 and CS60, continued at about the same pace as the March quarter. In comparison to the March quarter, the 2% sequential growth in Office and Contact Center products overall was the result of the success of the SupraPlus™ telephone headset family. The initial shipments of this product took place in March but the global volume launch of this innovative and stylish new headset for contact center agents took place in the first quarter with positive results. We also saw growth in a number of accounts globally that serve the contact center market,” Kannappan continued.

“Technology advances and market trends have merged, accelerating opportunities for communications headsets. The company that successfully captures these opportunities will be a technology leader and a design innovator. Plantronics is poised to strengthen its leadership position further. We have continually increased investments in emerging technologies and we’ve recently increased our emphasis on design, style, customer research and marketing. For example, yesterday we announced the addition of a highly talented Chief Marketing Officer to the management team. We believe that these investments, coupled with our 43 years of experience in the market, give us the tools needed for success,” said Kannappan.

Barbara Scherer, SVP and CFO, said, "Working capital management was solid in a quarter with ramping demand, as inventory turns held steady at 5.2 and DSO improved to 47 days in the June quarter from 52 days in the March quarter. We also generated $33.5 million in cash flow from operations and our cash balance increased from $180.6 million at the end of fiscal 2004 to $211 million at the end of the June quarter.”

Business Outlook
The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We remain cautiously optimistic about the overall economic environment and demand for our products. We feel that caution remains warranted given concern about recent signs of a slowdown in the rate of U.S. GDP growth, the level of unemployment in the United States, the level of budget and trade deficits in the United States, the impact of a weak dollar on the U.K. and Euro region economies and ongoing tensions in the Mid-East. Given these and other factors, we remain uncertain concerning the strength and sustainability of the economic environment and the related outlook for headset demand.

An important factor in our outlook for the September quarter is our belief that our share of mobile headsets used in promotional offers, typically referred to as a “bundle” in the U.S. wireless carrier market, will return to historically normal levels this quarter after several quarters of what has been unusually high market share for us. We also believe that the inventory build that was needed by our customers to support these bundles was largely a one-time event that favorably affected our revenues in Q1. We believe that the target level of inventory was attained in the June quarter and that no further increase in inventory by those customers will be needed in the September quarter. We currently believe these effects will account for about a $6 - 7 million revenue decrease from the June quarter to the September quarter. However, we currently expect growth in other parts of the mobile business, particularly Bluetooth headsets for international markets, to offset most of the sequential decline in corded products used in bundles in the U.S. carrier market.

We also consider the trends in sell-through of our U.S. commercial distributors of office and contact center products an important indicator of demand. For the March quarter, this group of distributors reported to us an increase in sell-through of 24% in comparison to the March quarter last year, and a 4% decrease sequentially. In comparison to a year ago, our analysis indicates that the largest driver in the increased sell-through was demand for the CS50, our wireless headset solution for the office market, although we also saw increased sell-through in products and channel partners that primarily use and serve the contact center market. On a sequential basis, there is no definitive trend; most product lines exhibited slightly lower sell-through. Our level of revenues to this channel closely matched their level of reported sell-through with channel inventory levels therefore remaining largely unchanged.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.

Our current expectations are:
  Revenues for the second quarter of fiscal 2005 to be in the range of $124-$130 million. Assuming we achieve $124 to $130 million in revenues, the growth vs. Q2 fiscal 2004 will be approximately 30% to 37%. In comparison to the first quarter of fiscal 2005, this level of revenues would result in a 1% to 6% sequential decline.

  We currently believe that revenues from most product lines will be fairly similar in the September quarter to that of the June quarter, except that we expect mobile products to decline somewhat sequentially as mentioned earlier in this press release.
  Earnings per share for the second quarter of fiscal 2005 to be in the range of $0.42 - $0.46.
Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its second quarter fiscal year 2005 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the second quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, July 20 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #6645174 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our outlook for revenues and earnings for the second quarter of fiscal 2005; that mobile revenues are expected to decline in the September quarter; and our cautious optimism about the overall economic environment and the demand for our products. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions.

Among the factors that could cause actual results to differ materially from those projected are:
  A slowing in national or international economic growth, resulting in a reduction in the overall level of demand for our products;
  As the national and international economies recover, employment opportunities in the contact center or office markets may not increase commensurately but may remain flat or even decrease, lessening the future demand for our products;
  A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
  The inability to successfully develop, manufacture and market new products.
  The demand for new wireless headset products may not develop as we anticipate and may lead to excess inventory and the inability to recover the associated development costs.
  The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
  The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
  Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
  Fluctuations in foreign exchange rates; and
  Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.

Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our principal manufacturing facility in Mexico, further terrorist acts, our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending, and the loss of the services of key executives and employees. For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on May 26, 2004, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries
The following related charts are provided:
  Summary of Unaudited Consolidated Financial Statements
  Summary of Unaudited Statements of Operations and Related Data

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 4,000 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 18 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended

	June 30,	June 30,
	2003	2004

Net sales	$92,786	$131,370
Cost of sales	47,319	61,703

Gross profit	45,467	69,667
Gross profit %	49.0%	53.0%

Research, development and engineering	8,605	10,044
Selling, general and administrative	21,153	28,920

Total operating expenses	29,758	38,964

Operating income	15,709	30,703
Operating income %	16.9%	23.4%

Interest and other income, net	492	335

Income before income taxes	16,201	31,038
Income tax expense	4,860	8,691

Net income	$11,341	$22,347

% to Sales	12.2%	17.0%

Diluted earnings per common share	$0.25	$0.44
Shares used in diluted per share calculations	45,077	50,428

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2004	2004
ASSETS

Cash and cash equivalents	$180,616	$210,959
Marketable securities	-	-

Total cash and marketable securities	180,616	210,959
Accounts receivable, net	64,999	68,521
Inventory, net	40,762	47,418
Deferred income taxes	13,967	13,964
Other current assets	10,283	3,237

Total current assets	310,627	344,099
Property, plant and equipment, net	42,124	48,610
Intangibles, net	3,440	3,241
Goodwill	9,386	9,386
Other assets	2,675	2,683

	$368,252	$408,019

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$19,075	$26,208
Accrued liabilities	36,469	33,434
Income taxes payable	5,686	11,844

Total current liabilities	61,230	71,486
Deferred tax liability	7,719	7,719

Total liabilities	68,949	79,205
Stockholders' equity	299,303	328,814

	$368,252	$408,019

Summary of Unaudited Statements of Operations and Related Data

	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04	Q105

Net sales	80,268	82,370	86,811	88,059	337,508	92,786	95,117	107,622	121,440	416,965	131,370
Cost of sales	38,810	40,735	44,290	44,730	168,565	47,319	46,351	51,381	55,944	200,995	61,703
Gross profit	41,458	41,635	42,521	43,329	168,943	45,467	48,766	56,241	65,496	215,970	69,667
Gross profit %	51.6%	50.5%	49.0%	49.2%	50.1%	49.0%	51.3%	52.3%	53.9%	51.8%	53.0%

Research, development and engineering	8,250	8,164	9,004	8,459	33,877	8,605	8,247	8,834	9,774	35,460	10,044
Selling, general and administrative	19,606	19,763	20,939	20,297	80,605	21,153	22,984	23,649	27,970	95,756	28,920
Operating expenses	27,856	27,927	29,943	28,756	114,482	29,758	31,231	32,483	37,744	131,216	38,964

Operating income	13,602	13,708	12,578	14,573	54,461	15,709	17,535	23,758	27,752	84,754	30,703
Operating income %	16.9%	16.6%	14.5%	16.5%	16.1%	16.9%	18.4%	22.1%	22.9%	20.3%	23.4%

Income before income taxes	14,535	13,980	13,144	15,101	56,760	16,201	17,676	25,170	27,452	86,499	31,038
Income tax expense	4,361	2,450	3,943	4,530	15,284	4,860	5,303	7,551	6,506	24,220	8,691
Income tax expense as a percent
of income before taxes	30.0%	17.5%	30.0%	30.0%	26.9%	30.0%	30.0%	30.0%	23.7%	28.0%	28.0%

Net income after taxes	10,174	11,530	9,201	10,571	41,476	11,341	12,373	17,619	20,946	62,279	22,347
Diluted shares outstanding	47,722	47,298	46,197	45,190	46,584	45,077	46,372	47,501	50,068	47,492	50,428
EPS	0.21	0.24	0.20	0.23	0.89	0.25	0.27	0.37	0.42	1.31	0.44

Net revenues from unaffiliated customers:
Office and contact center	61,568	59,742	58,644	64,404	244,358	62,080	64,192	66,776	80,839	273,887	82,815
Mobile and computer	12,730	16,208	21,824	17,820	68,582	23,981	24,049	35,335	32,667	116,032	41,450
Other specialty products	5,970	6,420	6,343	5,835	24,568	6,725	6,876	5,511	7,934	27,046	7,105

Net revenues by geographical area
from unaffiliated customers:
Domestic	55,614	57,426	57,013	58,889	228,942	64,924	64,929	66,484	80,880	277,217	89,088
International	24,654	24,944	29,798	29,170	108,566	27,862	30,188	41,138	40,560	139,748	42,282

Balance Sheet accounts and metrics:
Accounts receivable, net	44,714	51,303	51,927	50,503	50,503	49,852	52,033	64,425	64,999	64,999	68,521
Days sales outstanding	50	56	54	52		48	49	54	52		47
Inventory, net	37,695	35,659	34,884	33,758	33,758	37,510	37,764	39,178	40,762	40,762	47,418
Inventory turns	4.1	4.6	5.1	5.3		5.0	4.9	5.2	5.2		5.2